Exhibit 99

Granite City Food & Brewery Ltd. Announces Rent and Debt Reduction Agreements Totaling $4.0 Million In Cash Flow Improvement

Rent and other cash flow reductions granted in exchange for warrants

MINNEAPOLIS, February 10, 2009 – Granite City Food & Brewery Ltd. (NASDAQ:GCFB), a Modern American upscale casual restaurant chain, today announced that it has entered into an agreement with its principal developer and landlord expected to improve cash flow by at least $4.0 million during 2009 and 2010.

Steve Wagenheim, CEO, commented, “Our objective is to be cash flow positive in 2009.  These reductions, along with our ability to meet or exceed our internal budget, will help greatly in reaching that goal.  This is a tough economic time for all businesses and we are fortunate to have our landlords and debt holders recognize the success of Granite City in their markets and work with us during this period.  We expect to continue to improve our cash position without sacrificing guest service, food quality, or the overall Granite City experience.”

The Company entered into a master agreement with Dunham Capital Management, L.L.C. (“DCM”), DHW Leasing, L.L.C. (“DHW”) and Dunham Equity Management (collectively, the “Dunham Entities”) to provide rent or other cash flow reductions to the Company in the amount of $2,500,000 for the calendar year 2009 and $1,500,000 for calendar year 2010.  The reductions are from the following areas: reductions from leases where a Dunham entity is either a landlord or sublandlord; reductions from financing leases; reductions in rent derived by Dunham Entities from ground lease landlords; and reductions from landlords of non-Dunham controlled properties.  DCM has an ownership interest in 16 of the Company’s 26 operating restaurant properties.  As a part of an equipment lease financing from DHW, the Company also obtained a final draw down of  $1 million on the DHW facility.

The Company’s Chief Financial Officer, James Gilbertson, commented: “The rent and debt reductions will effectively improve our cash position, but we are continuing to evaluate strategies to raise additional capital.  The decision to raise additional capital will be based upon meeting certain internal projections and conditions in our industry.”

DCM has also agreed to amend its leases with the Company that are currently treated as capital leases for accounting purposes by reducing their terms to periods which will thereafter qualify the leases to be treated as operating leases for accounting purposes.  The Company believes this will result in a significant amount of debt removed from its balance sheet which, together with the immediate improvement in cash flow, enhances financial flexibility.  The Company will report further detail concerning the restructuring of leases when the process is finalized.

Pursuant to the master agreement, the Company will issue to the Dunham Entities warrants to purchase 1,000,000 shares of common stock of the Company at an exercise price equal to 110% of the closing price of the Company’s common stock on the trading date prior to the date of signing the agreement.  The Company is negotiating with other landlords and equipment lessors for reduced payments and expects to issue warrants in exchange for such reductions.

The Company also announced that Eugene E. McGowan, an independent director, has been elected Chairman of the Company’s Board of Directors.

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 26 restaurants in 11 states.  The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  Additional information about Granite City Food & Brewery Ltd. can be found at the Company’s website (www.gcfb.net).

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2008

Contact:

Granite City Food & Brewery Ltd.
James G. Gilbertson, 952-215-0676
Chief Financial Officer